Exhibit 19.1

BANKUNITED, INC.
INSIDER TRADING POLICY

I.Introduction
BankUnited, Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) to prohibit trading in securities while in possession of material, non-public information and to prohibit disclosure of such material, non-public information to others who may be induced to buy or sell securities on the basis of such information. This Policy applies to officers, other employees, directors, and any other affiliates, advisors and consultants of the Company and its subsidiaries and affiliates (each, a “Covered Person”).
As a publicly traded company, the Company is subject to federal and state securities laws. Violations of these laws by Covered Persons may result in penalties, criminal prosecution, disgorgement (forfeiture) of profits realized or losses avoided through use of the non-public information and exposure to additional liability in private actions. The Company may also be subject to investigations by the SEC or other law enforcement. To reduce the risk of violations of applicable laws, protect the Company’s business and reputation and avoid the appearance of impropriety, the Company has adopted this Policy and requires strict compliance by all Covered Persons and Related Persons (as defined in Section III).
II.Statements of Policy
A.No Trading on Inside Information
It is the Company’s policy that a Covered Person or a Related Person may not trade the Company’s securities while in possession of material, non-public information regarding the Company (“Inside Information”). Inside Information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell Company securities. Inside Information is described in greater detail in Appendix A.
Additionally, a Covered Person or Related Person may not trade in the securities of another company while in possession of material, non-public information about the other company learned through such person’s employment or relationship with the Company. Examples of such companies include the Company’s customers, suppliers, possible acquisition targets and competitors. All Covered Persons should treat material non-public information about such third parties with the same care required with respect to information related directly to the Company.
If transactions covered by this Policy become the subject of an inquiry (either by the Company or by a regulatory or governmental agency), they will be viewed after-the-fact with the benefit of hindsight. Therefore, before engaging in any transaction, a Covered Person should carefully consider all the circumstances, including how the transaction could be construed in hindsight. If in doubt, a Covered Person should assume that the information is material or consult with the General Counsel.
Additionally, Covered Persons are responsible for ensuring that all Related Persons are aware of this Policy and their obligation to comply with its terms.
B.No Disclosure of Inside Information (No “Tipping”)
A Covered Person may not disclose Inside Information to any other person or entity, nor can the Covered Person recommend (or express opinions on) the purchase or sale of any Company securities on which he or she has Inside Information where the Covered Person has reason to believe that the person or entity will use such information to his, her or its profit by trading in the securities. This practice, known as “tipping,” violates federal and state securities laws and can result in severe civil and criminal penalties that apply to insider trading. This restriction applies to disclosing Inside Information about the Company, as well as disclosing material, non-public information acquired by a Covered Person about another company learned through such person’s employment or relationship with the Company.
Inside Information is the property of the Company and must be treated as confidential. Any unauthorized disclosure thereof is prohibited. In the event a Covered Person receives an inquiry about information, materials or data that could be deemed to be Inside Information, the inquiry should be addressed to the General Counsel, who shall review and determine whether the information can be released to a third party, in compliance with applicable laws and regulations.
C.Stock Trading Windows
Black-Out Period
•The Company has designated the period beginning at the close of a Trading Day on the 15th day of the last calendar month of each fiscal quarter or year and ending at the opening of the third Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year as a “black-out period.” A “Trading Day” is a day on which The New York Stock Exchange is open for business and trading in the Company’s stock has not been suspended for more than an hour on that day.
•The individuals designated as the “Insider Group” are prohibited from trading during the black-out period. The Insider Group includes those directors, officers and employees who have regular access to Inside Information about the expected financial results for the fiscal quarter or year during that period, and any other person designated by the Chief Financial Officer (“CFO”) as a temporary insider.
•The Insider Group is comprised of the individuals listed in Appendix B, which may be updated as necessary. Prior to the commencement of a black-out period for each fiscal quarter, the Company shall send a reminder to the members of the Insider Group about the trading prohibitions during the black-out period.
Trading Window
•The Company has designated the period commencing at the opening of the third Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of a Trading Day on the 15th day of the last calendar month of each fiscal quarter or year as a “Trading Window.” Subject to the other provisions of this Policy (including D, E and F below), members of the Insider Group may trade in the Company’s securities during a Trading Window if they are not in possession of Inside Information.
D.Pre-Clearance Requirements
The Company has identified certain directors and officers of the Company who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Persons”), each of whom is set forth on Appendix C. Section 16 Persons may not make or facilitate any purchase, sale, trade or other transaction involving any of the Company’s securities without first (i) obtaining written pre-clearance for each such transaction involving the Company’s securities from the CFO and the General Counsel, and (ii) providing a copy of such written pre-clearance to the Corporate Secretary; provided, however, if such officer that is seeking pre- clearance is the CFO or General Counsel, then such person must obtain the required pre- clearance from the CEO. All pre-clearance requests shall be made in accordance with the procedures prescribed by the Company from time to time.
E.M&A Insider Group
The Company from time to time may designate certain employees as members of an “M&A Insider Group” at any time the Company engages in M&A related activities. Until such time as the CFO or General Counsel provides a member of an M&A Insider Group with written notice that such M&A Insider Group has been disbanded or that she or he is no longer a member of such M&A Insider Group, such member of an M&A Insider Group may not make or facilitate any purchase, sale, trade or other transaction involving any of the Company’s securities and/or the securities of any financial institution or financial services company without first (i) obtaining written pre- clearance for each such transaction from the CFO and the General Counsel, and (ii) providing a copy of such written pre-clearance to the Corporate Secretary; provided, however, if the member of an M&A Insider Group that is seeking pre-clearance is the CFO or General Counsel, then, until such time as such M&A Insider Group is disbanded, such person must obtain the required pre- clearance from the CEO.

F.Material Developments
From time to time, the Company may also prohibit, for a designated period of time, certain directors, officers and potentially a larger group of employees, consultants and contractors from trading in the Company’s securities because of material developments known to the Company and not yet disclosed to the public. In such event, these designated individuals may not engage in any transaction involving the Company’s securities and may not disclose to others the fact of such suspension for trading. The Company will notify these individuals through internal communications and request that they do not engage in trading of the Company’s securities for the designated period of time.
G.Speculative Transactions
The Company strongly discourages speculative transactions in the Company’s securities. No Covered Person may engage in short sales of the Company’s securities.
H.Hedging Transactions
Section 16 Persons may not engage in hedging transactions, including, but not limited to, zero- cost collars, equity swaps, and forward sale contracts. Any other Covered Person may not engage in such transactions while in possession of Inside Information. Hedging transactions may allow a Covered Person to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the Covered Person no longer having the same objectives as the Company’s other stockholders.
I.Pledging Transactions and Margin Accounts
No Covered Person may engage in pledging the Company’s securities as collateral for a loan or holding securities in a margin account. An exception to this restriction may be granted by the CEO in very limited circumstances and on a case-by-case basis.
J.Exceptions for Approved 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides an affirmative defense against a claim of insider trading for transactions made pursuant to a pre-existing, pre-determined, systematic Rule 10b5-1 trading plan (a “10b5-1 Plan”) which meets certain required conditions. Once a program is implemented in accordance with Rule 10b5-1, trades pursuant to such program will not be subject to the limitations and restrictions set forth in other sections of this Policy.
All Company 10b5-1 Plans must meet the guidelines set forth in Appendix D.
K.Other Restrictions on Section 16 Persons
In addition to the restrictions set forth in Sections II.D. Pre-Clearance Requirements and II.H. Hedging Transactions, Section 16 Persons must comply with the reporting obligations and limitations on short-swing transactions as set forth in Section 16 of the Exchange Act, which provides that those who purchased and sold Company stock within a six-month period must disgorge all profits to the Company whether or not they had knowledge of Inside Information.Additionally, Section 16 prohibits those covered thereunder from making short sales of the Company stock.
Section 16 Persons must also comply with SEC reporting requirements. Pursuant to SEC rules, the Company is required to disclose in its annual proxy statement those Section 16 Persons who failed to file the required reports on a timely basis.
The list of Section 16 Persons is attached hereto as Appendix C and will be amended as appropriate to reflect the election, resignation or change in function of new officers or directors.

L.No Exceptions for Hardship
No personal hardships or financial emergency will excuse violations of this Policy. The Company may provide exceptions to this Policy on a case-by-case basis. All requests for exceptions must be sent to the General Counsel.
M.Transactions after Termination of Relationship with the Company
This Policy applies to Covered Persons even after that individual has terminated his or her relationship with the Company or its subsidiaries and affiliates. In that event, this Policy will apply only if that individual is aware of Inside Information, in which case such individual is prohibited from trading in the Company’s securities until that Inside Information becomes public or is no longer material.
III.Compliance with Policy
This Policy applies to Covered Persons and Related Persons. Related Persons include (i) spouses, minor children and other family members of Covered Persons who reside in the same household as such Covered Person, (ii) family members who do not live in the same household but whose trading in the Company’s securities is directed by a Covered Person or is subject to such Covered Person’s influence or control and (iii) any entity over which the Covered Person, or such family member, exercises or shares control. For the purposes of this Policy, the Company’s securities include the Company’s common stock, preferred stock and debt securities.
Each Covered Person has a personal responsibility to adhere to this Policy and to insider trading rules and regulations. Employees who are found in violation of this Policy shall be subject to disciplinary action. Such action may include, without limitation:
•the immediate unwinding of the transaction;
•forfeiture of any profit from the transaction;
•termination of employment; and
•notification by the Company to the SEC or other relevant authority, if deemed appropriate, of the alleged violation and cooperation with the SEC or such other authority in any enforcement action and/or prosecution of the individual(s) involved.
Directors and employees who become aware of a potential insider trading violation or other violation of this Policy should immediately contact the General Counsel or report it through the Company’s ethics hotline. All Covered Persons must certify that they read, understand, and intend to comply with this Policy. Each Covered Person will receive this Policy and a certification form upon commencement of his or her relationship with the Company. This certification shall thereafter be required on an annual basis.
IV.Risk Oversight and Governance
The Board of Directors (the “Board”) is responsible for oversight and governance of the Company’s execution of the Policy requirements and compliance with applicable laws and regulations. The Board may request reports on Management’s practices and processes that maintain compliance with the Policy requirements. The Board has delegated the Nominating and Corporate Governance Committee of the Board (the “NCG Committee”) to provide direction and oversight over the Company’s implementation of the Policy.
As delegated by the Board, the NCG Committee is responsible for providing direct oversight over the Company’s compliance with this Policy and receiving reports on a periodic basis on the Company’s execution of the Policy, and as applicable, on material developments related to insider trading-related securities laws or Policy statements.

V.Policy Administration
This Policy is reviewed and approved at least annually by the NCG Committee. As a Corporate
Management Policy, the Board approves the Policy on an annual basis. This Policy shall be made available to Company stockholders on an annual basis as an exhibit to the Company’s securities filings with the SEC, when and as required.

APPENDIX A
Definition of Inside Information
As defined in this Policy, “Inside Information” is any material, non-public information that a reasonable investor would likely consider important in a decision to buy, hold or sell Company securities. While it is not possible to define all categories of material information, information about the Company, its subsidiaries and affiliates (collectively hereafter, the “Company”) should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Material information may be either positive or negative information or data about the
Company.
Non-public information is any information that has not been previously disclosed to the general public and is otherwise not available to the general public. As a general rule, information about the Company that is not yet in general circulation should be considered non-public. Additionally, even if the Company has made a public announcement, full disclosure does not mean that the markets have had the time to digest the news. That is why the Company has designated the third Trading Day following the publication of Inside Information as a reasonable time before such information is deemed public.
There are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:
•Unpublished financial results, including known but unannounced future earnings or losses or projections of future earnings or losses;
•News of a pending or proposed merger, acquisition, reorganization or other significant corporate transaction;
•News of stock splits or other significant changes in capital structure;
•News of the disposition or acquisition of significant assets;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving corporate relationships (including changes in status of significant partners, customers or contracts) or significant disruptions in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•Material non-public information related to cybersecurity risks and incidents;
•Changes in dividend policy;
•New equity or debt offerings;
•Significant exposure due to actual or threatened litigation;
•Significant governmental regulatory activities or significant changes in relationships with regulators; and
•Changes in senior management.

APPENDIX B
INSIDER GROUP
[Reserved]

APPENDIX C
Section 16 Persons
Officers of BankUnited, Inc. for purposes of Section 16 of the Exchange Act include:

Name	Title

Rajinder P. Singh	President and Chief Executive Officer and Director

Leslie Lunak	Chief Financial Officer

Thomas Cornish	Chief Operating Officer

Jay Richards	Chief Risk Officer of BankUnited, N.A.

Kevin Malcolm	General Counsel of BankUnited, N.A.

Rishi Bansal	Chief Investment Officer of BankUnited, N.A.

Directors of BankUnited, Inc. for purposes of Section 16 of the Exchange Act include:

Name	Title

Rajinder P. Singh	Director

Tere Blanca	Director

John DiGiacomo	Director

Michael J. Dowling	Director

Douglas J. Pauls	Director

William S. Rubenstein	Director

Sanjiv Sobti	Director

Lynne Wines	Director

Germaine Smith-Baugh	Director

APPENDIX D
Rule 10b-5-1 Trading Plan Guidelines
A Company 10b5-1 Plan must have the below characteristics:
•Company Approval. A Covered Person must obtain approval in writing from both the CFO and the General Counsel for the 10b5-1 Plan before it is adopted or amended. The CFO must obtain approval from the CEO and the General Counsel in writing on the adoption or amendment of the CFO’s 10b5-1 Plan;
•Adoption. At the time of adoption, the Covered Person may not be aware of any material non-public information about the Company or its securities and must adopt the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10b and Rule 10b-5, and the 10b5-1 Plan must contain a certification by the Covered Person to that effect;
•No Subsequent Influence. The 10b5-1 Plan must (1) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, (2) include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold or (3) not permit the Covered Person to exercise any subsequent influence over how, when or whether to effect purchases or sales and, in addition, any other person who, pursuant to the contract, instruction or plan did exercise such influence, must not have been aware of material non-public information when doing so;
•Single Trade Plans. The 10b5-1 Plan meets the twelve-month limitation on single transaction plans set forth in Rule 10b5-1, subject to certain exceptions (i.e., to permit sell-to-cover plans);
•Duration. The 10b5-1 Plan has a minimum duration of 6 months and a maximum duration of 18 months;
•One Plan at a Time. No Covered Person may adopt more than one 10b5-1 Plan at a time, except as specifically permitted by Rule 10b5-1; and
•Cooling-Off Periods. When establishing or amending a 10b5-1 Plan by a Reporting Person, no purchases or sales pursuant to a plan may occur until the expiration of a cooling-off period ending on the later of 90 days after the adoption or modification of the plan, and 2 business days following the disclosure of the Company’s financial results on a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted or modified; provided, however, that in no event shall the required cooling-off period exceed 120 days. When establishing or amending a 10b5-1 Plan by all other Covered Persons, no purchases or sales may occur until the expiration of a cooling off period that is 30 days after the adoption or modification of a 10b5-1 Plan. An amendment or change to a 10b5-1 Plan that is treated as a termination of such plan and adoption of a new plan under Rule 10b5-1 shall be treated similarly for purposes of these requirements (including with respect to cooling-off periods).